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Ex12f
                               Idaho Power Company
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements


                                                                                                    Twelve Months
                                            Twelve Months Ended December 31,                           Ended
                                                 (Thousands of Dollars)                              March 31,
                                         1995         1996         1997         1998        1999        2000
Earnings, as defined:
  Income before  income taxes        $ 135,333   $  142,710   $  138,746    $ 140,984   $ 143,078   $ 150,462
  Adjust for distributed income of
     equity investees                   (2,058)      (1,413)      (3,943)      (4,697)       (837)     (4,734)
  Equity in loss of equity method
     investments                             0            0            0          476           0           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)          0           0
  Fixed charges, as below               57,381       58,339       61,743       61,394      62,969      62,070

     Total earnings, as defined      $ 190,656   $  199,636   $  196,546    $ 198,032   $ 205,210   $ 207,798

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,593   $  62,014   $  61,102
  Rental interest factor                   925          991          982          801         955         968

     Total fixed charges                57,381       58,339       61,743       61,394      62,969      62,070

  Preferred stock dividends-gross
  up Idaho Power rate                   12,392       12,146        7,803        8,275       8,133       8,750

     Total combined fixed charges
     and preferred dividends         $  69,773   $   70,485   $   69,546    $  69,669   $  71,102   $  70,820

Ratio of earnings to combined fixed
charges and preferred dividends          2.73x        2.83x        2.83x        2.84x       2.89x       2.93x



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